VUZIX CORPORATION
75 Town Centre Drive
Rochester, New York 14623
(585) 359-5900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
June 29, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Vuzix Corporation.  The meeting will be held on Tuesday, June 29, 2010 at 11:00 a.m. (local time) at the Doubletree Hotel in 1111 Jefferson Road, Rochester, New York, 14623, for the following purposes:

1.	To elect six directors to serve until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of EFP Rotenberg, LLP as our independent registered public accounting firm for the year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the annual meeting is May 29, 2010.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.  Our transfer books will not be closed.

By Order of the Board of Directors

Steven D. Ward,
Secretary

Dated:	April 30, 2010
Rochester, New York

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting.  Your vote is important, no matter how many shares you owned on the record date. A return envelope is enclosed for your convenience and needs no postage if mailed in the United States.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 29, 2010.

Our proxy statement and annual report to stockholders, which are enclosed with this mailing, are also available at www.edocumentview.com/vzx

Table of Contents

Notice of Annual Meeting of Stockholders	1

Proxy Statement for 2010 Annual Meeting of Stockholders	3

Questions and Answers about this Proxy Material and Voting	3

Security Ownership of Certain Beneficial Owners and Management	7

Section 16(a) Beneficial Ownership Reporting Compliance	8

Proposal 1 - Election of Directors	8

Nominees for Election as Directors	8

Information Regarding the Board and its Committees	10

Corporate Governance and Related Matters	12

Proposal 2 – Ratification of the Selection of the Company’s Independent Registered Public

Accounting Firm for 2010	14

Audit Committee Report	15

Compensation of Named Executive Officers and Directors	16

Named Executive Officers	16

Executive Officer Compensation Tables	16

Employment Agreements	17

Potential Payments upon Termination or a Change in Control	18

Director Compensation	20

Transactions with Related Persons	21

Other Matters	23

VUZIX CORPORATION
75 Town Centre Drive
Rochester, New York 14623
(585) 359-5900

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and the enclosed proxy card because the board of directors of Vuzix Corporation (“Vuzix,” “we,” “our,” “us”) is soliciting your proxy to vote at the 2010 annual meeting of stockholders. We invite you to attend the annual meeting and request that you vote on the proposals described in this proxy statement.  The meeting will be held on Tuesday, June 29, 2010 at 11:00 a.m. (local time) at the Doubletree Hotel at 1111 Jefferson Road, Rochester, New York.  However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

We are mailing this proxy statement, the accompanying proxy card, and our annual report to stockholders for the year ended December 31, 2009 on or about June 2, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 28, 2010, the record date for the meeting, will be entitled to vote at the annual meeting.  On April 29, 2010, there were 263,600,274 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on May 28, 2010, your shares of Vuzix common stock were registered directly in your name with our transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 28, 2010, your shares of Vuzix common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote: the election of six directors to serve until the 2011 annual meeting of stockholders, and the ratification of the selection of EFP Rotenberg, LLP as our independent registered public accounting firm for the year ending December 31, 2010.  Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters to be voted on.  However, if any other matters properly come before the meeting, the people named on the proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of May 28, 2010.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote are present at the meeting.  Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting; or
•	You have properly submitted a proxy card.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, date and sign the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee.  Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers internet or telephone voting.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one of more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum.  Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal, except, however, an abstention has no effect on the election of directors.

Under the rules of The New York Stock Exchange, if you hold your shares in street name and do not provide voting instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” (or routine) items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items.  In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.”  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.  Your broker does not have discretionary authority to vote shares for the election of directors but will have discretionary authority to vote on the proposal relating to the ratification of the selection of the accounting firm.  As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 2 (Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm for 2010), but not with respect to Proposal 1 (Election of Directors).  We encourage you to provide instructions to your broker to vote your shares for the director nominees.

  How many votes are needed to approve each Proposal?

•	Proposal 1 - Election of directors

Directors are elected by a plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy.

This means that the six director nominees with the most affirmative votes will be elected.  Withheld votes, abstentions and broker non-votes will have no effect.

•	Proposal 2 – Ratification of the selection of EFP Rotenberg, LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Approval is by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.  Abstentions are counted and have the effect of a vote against the proposal because abstentions are deemed to be present and entitled to vote but are not counted toward the affirmative vote required to approve such proposal.  Broker non-votes will not be considered as present and entitled to vote on the proposal.  Therefore, under applicable Delaware law, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

What if I return a proxy card but do not make specific choices?  What are the recommendations of our board of directors?

If you return a signed and dated proxy card without marking any voting selections, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors.  The board’s recommendation is set forth together with the description of each proposal in this proxy statement.  In summary, the board recommends a vote:

•	for election of the nominated slate of directors (see Proposal 1); and

•	for ratification of EFP Rotenberg, LLP as our independent registered public accounting firm for the year ending December 31, 2010 (see Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at Vuzix Corporation, 75 Town Centre Drive, Rochester, New York 14623.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2010.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

Vuzix will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

At our annual meeting each year, our board of directors submits to stockholders its nominees for election as directors.  In addition, the board of directors may submit other matters to the stockholders for action at the annual meeting.

Our stockholders also may submit proposals for inclusion in the proxy material.  These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission (the “SEC”).  To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by February 2, 2011 to our Corporate Secretary at Vuzix Corporation, 75 Town Centre Drive, Rochester, New York 14623.

In addition, our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Corporate Secretary not earlier than 120 days and not later 90 days before the first anniversary of the preceding year’s annual meeting.  The notice must set forth your name, address and number of shares of stock you hold, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest you have in the proposal, and such other information regarding the proposal as would be required to be included in a proxy statement.  We have received no such notice for the 2010 annual meeting.  For the 2011 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at Vuzix Corporation, 75 Town Centre Drive, Rochester, New York 14623, between March 2 and April 1, 2011.

Our bylaws also provide that if a stockholder intends to nominate a candidate for election as a director, the stockholder must deliver written notice of such intent to our Corporate Secretary.  The notice must be delivered not earlier than 120 days and not later 90 days before the first anniversary of the preceding year’s annual meeting.  The notice must set forth your name and address and number of shares of stock you own, the name and address of the person to be nominated, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee’s involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee.  In addition, the notice must include the consent of the nominee to serve as a director if elected.  We have received no such notice for the 2010 annual meeting.  For the 2011 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at Vuzix Corporation, 75 Town Centre Drive, Rochester, New York 14623, between March 2 and April 1, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of April 29, 2010 by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group.  Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Addresses of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent of Outstanding Shares Beneficially Owned (3)
Paul J. Travers	72,765,203	(4)	27.28%
Grant Russell	12,296,366	(5)	4.61%
William Lee	450,000	(6)	*
Frank Zammataro	225,000	(7)	*
Kathryn Sayko	225,000	(7)	*
Bernard Perrine	225,000	(7)	*
Paul Churnetski	20,452,709	(8)	7.67%
Directors and executive officers as a group (6 people)	106,639,278	(9)	39.98%

*less than 1.0%

(1)	The address for each person is c/o Vuzix Corporation, 75 Town Centre Drive, Rochester, NY 14623.
(2)
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable within 60 days after the date of this proxy statement. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible promissory notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The percentage of shares beneficially owned is based on 263,600,274 shares of our common stock issued and outstanding as of April 29, 2010.
(4)	Includes 1,691,308 shares issuable upon exercise of options granted under our 2007 option plan.
(5)	Includes (i) 232,589 shares issuable upon exercise of options granted under our 2007 option plan and (ii) 50,000 shares issuable upon exercise of warrants to purchase common stock.
(6)	Includes (i) 225,000 shares issuable upon exercise of options granted under our 2009 option plan and (ii) 75,000 shares issuable upon exercise of warrants to purchase common stock.
(7)	Represents shares issuable upon exercise of options granted under our 2009 option plan.
(8)	Includes 174,256 shares issuable upon exercise of options granted under our 2007 option plan.

(9)	Includes (i) 2,998,153 shares issuable upon exercise of options granted under our 2007 option plan and (ii) 125,000 shares issuable upon exercise of warrants to purchase common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of common stock and our other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify any one who filed a required report late during the most recent fiscal year.  Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2009, we believe that, during 2009, all of our directors and executive officers complied with the reporting requirements of Section 16(a), except for Mr. Russell, who filed one late report disclosing one transaction, and Mr. Lee, who filed one late report disclosing three transactions.

PROPOSAL 1
ELECTION OF DIRECTORS

The number of directors is established by the board and is currently fixed at six.  At this annual meeting, six persons will be nominated as directors.  Mr. Travers was elected by the stockholders at the last annual meeting.  Ms. Sayko and Messrs. Russell, Lee, Zammataro and Perrine were each elected by the board during 2009 to fill vacancies on the board and each has been nominated for election as a director by the stockholders for the first time at this annual meeting.

It is intended that the accompanying proxy will be voted in favor of the six persons listed below to serve as directors unless the stockholder indicates to the contrary on the proxy.  All nominees have consented to serve if elected.  We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the board to fill any such vacancy.

For the election of directors, only proxies and ballots marked “FOR all nominees”, “WITHHELD for all nominees” or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; votes that are withheld are excluded entirely from the vote and will have no effect.  Abstentions will have no effect on the vote for the election of directors.  Directors are elected by a plurality of the votes cast.  This means that the six nominees will be elected if they receive more affirmative votes than any other nominees.

The term of office of each person elected as a director will continue until the next annual meeting or until his or her successor has been elected and qualified, or until the director’s death, resignation or removal.

The Board of Directors unanimously recommends a vote FOR the election as directors the nominees listed below.

Nominees for Election as Directors

The names of the nominees, their ages as of April 30, 2010, and certain information about their business experience during the past five years and their directorships of other publicly held corporations are set forth below.

Background of Nominees

Paul J. Travers, age 48, was the founder of Vuzix and has served as our President and Chief Executive Officer since 1997 and as a member of our board of directors since November 1997. Prior to the formation of Vuzix, Mr. Travers founded both e-Tek Labs, Inc. and Forte Technologies Inc. He has been a driving force behind the development of our products for the consumer market. With more than 20 years experience in the consumer electronics field, and 13 years experience in the virtual reality and virtual display fields, he is a nationally recognized industry expert. He holds an Associate degree in engineering science from Canton, ATC and a Bachelor of Science degree in electrical and computer engineering from Clarkson University. Mr. Travers resides in Honeoye Falls, New York, United States.

Grant Russell, age 57, has served as our Chief Financial Officer since 2000 and as a member of our board of directors since April 3, 2009. From 1997 to 2004, Mr. Russell developed and subsequently sold a successful software firm and a new concept computer store and cyber café. In 1984, he co-founded Advanced Gravis Computer (Gravis), which, under his leadership as President, grew to become the world’s largest PC and Macintosh joystick manufacturer with sales of $44,000,000 worldwide and 220 employees. Gravis was listed on NASDAQ and the Toronto Stock Exchange. In September 1996 it was acquired by a US-based Fortune 100 company in a successful public tender offer. Mr. Russell holds a Bachelor of Commerce degree in finance from the University of British Columbia and is both a US Certified Public Accountant and a Canadian Chartered Accountant. Mr. Russell resides in Vancouver, British Columbia, Canada.

William Lee, age 57, has served as a member of our board of directors since June 26, 2009. Mr. Lee has been self-employed as a financial consultant since May 2008. From January 2006 to May 2008, he served as Chief Financial Officer of Jinshan Gold Mines Inc., a mining company listed on the Toronto Stock Exchange. From July 2004 to January 2006, he was engaged as a business analyst for Ivanhoe Energy Inc., a Toronto Stock Exchange and NASDAQ-listed company, and Ivanhoe Mines Ltd. Vancouver, an independent international heavy oil development and production company with operations in Canada, the United States, China, and Ecuador and listed on the New York and Toronto Stock Exchanges. Mr. Lee spent nine years engaged in the practice of public accounting with the firm of Deloitte & Touche. Mr. Lee is a member of the Institute of Chartered Accountants of British Columbia and holds a Bachelor of Commerce degree from the University of British Columbia. Mr. Lee also currently serves as a director of Tinka Resources Ltd., Halo Resources Ltd., both of which are listed on the TSX-V, and Golden Peaks Resources Ltd., which is listed on the TSX. Mr. Lee resides in Delta, British Columbia, Canada.

 Frank Zammataro, age 51, has served as a member of our board of directors since December 8, 2009. Mr. Zammataro is the President of Rentricity, Inc., a privately held, renewable energy company which he founded in 2003. Prior to founding that business, Mr. Zammataro served as Chief Marketing Officer of w-Technologies, Inc., a wireless solutions start-up which provided a software platform and applications framework for companies developing consumer-based wireless services. From 1979 through 2000, he was employed by Merrill Lynch, Pierce, Fenner & Smith Inc., where in his last position he led the Internet-related market and services development activities. He holds a Bachelor of Arts degree in communications arts and political science from St. John’s University. Mr. Zammataro resides in Chatham, New Jersey, United States.

Kathryn Sayko, age 42, has served as a member of our board of directors since December 8, 2009. Ms. Sayko is a Managing Director of J.P. Morgan, Inc., most recently serving as its Head of North East Middle Market Investment Banking Coverage. Ms. Sayko has been employed by J.P. Morgan since 1993. She holds a Bachelor of Business Administration degree from James Madison University School of Business and a Master of Business Administration degree from New York University, Stern School of Business. Ms. Sayko resides in New York City, New York, United States.

Bernard Perrine, age 46, has served as a member of our board of directors since December 8, 2009. Mr. Perrine, one of the founders of Kinko’s Inc., has been self-employed as a business consultant since December 2007. From October 2006 through November 2007, Mr. Perrine served as Vice President — U.S. Sales and Marketing of Rexel, Inc., an electrical distribution company. From November 2005 through May 2006, he served as Chief Executive Officer of Telezygology, Inc., a start-up provider of intelligent fastening technologies. From August 2004 through September 2005, he was a Worldwide General Manager for Microsoft, Inc. Prior to August 2004, Mr. Perrine was Worldwide Vice President/General Manager, Digital & Film Imaging Systems for Eastman Kodak Co. He is in the process of completing a Bachelor of Science degree in management from the University of Akron. Mr. Perrine resides in Lincolnshire, Illinois, United States.

Our board of directors was led to conclude that the nominees should serve as our directors based upon their general business acumen and insight and the experience, qualifications, attributes and skills described below:

Paul J. Travers. Mr. Travers has served as our President and Chief Executive Officer since 2007. Mr. Travers is the author of the majority of our patents and articles on virtual and augmented reality. Mr. Travers, an engineer by education, is considered an industry technology leader in the Video Eyewear market and a technology evangelist for the emerging areas such as augmented and virtual reality.

Grant Russell. Mr. Russell has served as our Chief Financial Officer since 2000 and assumed the role of Executive Vice-President in 2008. Mr. Russell holds professional accounting designations in both Canada and the USA, and has extensive expertise in finance and pubic start-ups. He has successfully founded, operated and sold two prior companies focused on the computer hardware and software consumer markets in the eighties and nineties.

William Lee. Mr. Lee has served as the chief financial officer of several companies and has served on the board of directors of several publicly-held corporations, including consumer software products firms. Mr. Lee provides counsel to us as chairman of the audit committee and in evaluating strategic investment opportunities.

            Frank Zammataro. We are still in our early growth stage, and Mr. Zammataro has managed and been involved in numerous start-up technology companies including a consumer orientated wireless solution firm, a key sector for our Video Eyewear products. Mr. Zammataro provides us counsel on dealing with both day-to-day issues and developing strategies for our growth.

Kathryn Sayko. As an early growth stage company, we expect to be need of financial advice. Ms. Sayko has over 16 years experience working for J.P. Morgan and was a managing director in mid-market investment banking. Ms. Sayko provides us counsel based on her experience in finance.

Bernard Perrine. Mr. Perrine has been involved in numerous start-up companies, including as a co-founder of Kinko’s and has held senior marketing roles at leading software firms and technology companies. Mr. Perrine provides us counsel on dealing with sales issues and developing marketing strategies.

The board of directors considers diversity in terms of education and business experience when considering board of director candidates.

Information Regarding the Board and its Committees

Director Meeting and Attendance

During 2009, our board did not hold any in-person regular meetings and acted 14 times by unanimous written consent. In addition, the directors considered company matters and had frequent communication with each other apart from the formal meetings.

During 2009, there were no in-person meetings of the board or any committee for our incumbent directors to attend.

Board Independence

Our board has determined that each of our directors other than Mr. Travers and Mr. Russell is an independent director as defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ). We believe that we are compliant with the independence criteria for boards of directors under applicable laws and regulations, including NASDAQ Rule 5605(a)(2). The board may meet independently of management as required. Although they are permitted to do so, the independent directors have not held regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

Board Committees

In connection with the closing of our initial public offering in December 2009, we established an audit committee, a compensation committee and a nominating committee.

Audit Committee

Our audit committee consists of William Lee, Kathryn Sayko and Bernard Perrine, each of whom is a non-employee director. Mr. Lee is the chairperson of our audit committee. Our board of directors has determined that each member designee of our audit committee is an independent director as defined by NASDAQ Rule 5605(a)(2) and meets the requirements of financial literacy under SEC rules and regulations. Mr. Lee serves as our audit committee financial expert, as defined under SEC rules. Our audit committee did not meet in 2009.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our board of directors has adopted a written charter for our audit committee, which is available on our website (www.vuzix.com).

Compensation Committee

Our compensation committee consists of Kathryn Sayko, Bernard Perrine and Frank Zammataro, each of whom is a non-employee director. Ms. Sayko is the chairperson of our compensation committee. Our board of directors has determined that each member designee of our compensation committee is an independent director as defined by NASDAQ Rule 5605(a)(2). Our compensation committee did not meet in 2009.

Our compensation committee is responsible for, among other things:

•
reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensations or arrangements

•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

•	preparing any compensation committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee may not delegate any of its authority to any other person. No compensation consultant was engaged to determine or recommend the amount or form of compensation paid to our executive officers in 2009. The compensation paid to our named executive officers for 2009 was determined by the employment agreements we entered into with those executives in August 2007, prior to our initial public offering and the establishment of our compensation committee. See “Compensation of Named Executive Officers and Directors – Employment Agreements.”

Our board of directors has adopted a written charter for our compensation committee, which is available on our website (www.vuzix.com).

Nominating Committee

Our nominating committee consists of William Lee and Frank Zammataro, each of whom is a non-employee member of our board of directors. Mr. Zammataro is the chairperson of our nominating committee. Our board of directors has determined that each member designee of our nominating committee is an independent director as defined by NASDAQ Rule 5605(a)(2). Our board of directors has adopted a written charter for our nominating committee, which is available on our website (www.vuzix.com).  Our nominating committee did not meet in 2009.

Nominating Process

The process followed by the nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.  Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board; or (ii) by any stockholder who has complied with the notice procedures set forth in our bylaws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals due for next year’s annual meeting?”  In addition, stockholders who wish to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidates’ name and qualifications to our Corporate Secretary at Vuzix Corporation, 75 Town Centre Drive, Rochester, New York 14623.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder nominees, the nominating and governance committee seeks candidates who are independent as defined by NASDAQ Rule 5605(a)(2) and meet certain selection criteria established by the committee.  The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success.  This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole. The board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Corporate Governance and Related Matters

Board Leadership Structure

Our board is responsible for the selection of the chairman of the board and the chief executive officer. Our board does not have a policy on whether or not the roles of chief executive officer and chairman should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. Currently, the roles of chairman and chief executive officer are combined. Our board believes that Paul J. Travers, our founder and chief executive officer, is best situated to serve as chairman of the board because he is the director most familiar with our business and industry and is therefore best able to identify the strategic priorities to be discussed by the board.

Our board believes that the most effective board structure is one that emphasizes board independence and ensures that the board’s deliberations are not dominated by management. Four of our six current directors qualify as independent directors within the meaning of NASDAQ Rule 5605(a)(2) and each of our standing board committees is comprised of only independent directors, including our nominating committee, which annually evaluates and reports to the board on the performance and effectiveness of the board. Our board has not appointed a lead independent director.

Our Board’s Role in Risk Oversight

Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. Our board oversees our risk management processes directly and through its committees. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors.

Code of Ethics

Our board of directors has adopted a written code of ethics, the Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our chief executive officer and chief financial officer) and employees.

We make available to the public various corporate governance information on our website (www.vuzix.com) under “Investors – Corporate Governance.”  Information on our website includes our Code of Business Conduct and Ethics, the Audit Committee Charter, the Compensation Committee Charter, the Nominating Committee Charter, our Related Person Transactions Policy, and our Whistleblower Policy.  Information regarding any amendments to, or waiver from, the Code of Business Conduct and Ethics will also be posted on our website.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

[Name of director(s) or Board of Directors]
Vuzix Corporation
c/o Corporate Secretary
75 Town Centre Drive
Rochester, New York 14623

All stockholder correspondence will be compiled by our corporate secretary and forwarded as appropriate.

Director Attendance at Annual Meetings

We have scheduled a board of directors meeting in conjunction with our annual meeting of stockholders and, while we do not have a formal policy regarding attendance at annual meetings, we as a general matter expect that the directors will attend the annual meeting.  We did not hold an annual meeting of stockholders in 2009.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The audit committee has selected the accounting firm of EFP Rotenberg, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010.  EFP Rotenberg, LLP (and its predecessor, Rotenberg & Co., LLP) has served as our independent registered public accounting firm since August 2009 and is considered by the audit committee, the board of directors and our management to be well qualified.  The stockholders are being asked to ratify the audit committee’s appointment of EFP Rotenberg, LLP.  If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain that firm.  Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.  A representative of EFP Rotenberg, LLP will be present at the annual meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Paid to EFP Rotenberg, LLP

The following table shows the fees that were billed by EFP Rotenberg, LLP for professional services rendered in 2009 and 2008.
	2009	2008
Audit Fees (1)	$64,000	0
Audit-Related Fees (2)	0	0
Tax Fees (3)	$59,000	0
All Other Fees (4)	$26,000	0
Total EFP Rotenberg, LLP Fees	$149,000	0

(1)	Audit fees primarily represent amounts billed for the audit of our annual consolidated financial statements for such fiscal year.

(2)	Audit-related fees represent services rendered in connection with the comfort letter delivered to our underwriters in connection with our initial public offering.

(3)	Tax fees consist of professional services rendered by EFP Rotenberg, LLP primarily in connection with our tax compliance activities and the preparation of federal and state income tax returns.

(4)	All other fees in 2009 are for services rendered in connection with the preparation of a prospectus and responses to SEC comments thereon in connection with our initial public offering.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter and pre-approval policies established by the audit committee require that the audit committee review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm.  The services performed by, and the fees to be paid to, EFP Rotenberg, LLP in 2009 were approved by the entire board of directors, then consisting of Messrs. Travers, Russell and Lee, prior to the establishment of our audit committee in December 2009 in connection with the closing of our initial public offering.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of EFP Rotenberg, LLP and determined that the provision of such services was compatible with such firm’s independence.  For each of 2009 and 2008, EFP Rotenberg, LLP provided no services other than those services described above.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter is needed to ratify the appointment of EFP Rotenberg, LLP as our independent registered public accounting firm for the year ending December 31, 2010.  Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of EFP Rotenberg, LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm.

The Audit Committee and our Board of Directors unanimously recommend that the stockholders vote FOR ratification of the appointment of EFP Rotenberg, LLP as our independent registered public accounting firm for the year ending December 31, 2010.

AUDIT COMMITTEE REPORT1

Membership and Role of Audit Committee

The audit committee of our board is responsible for providing independent, objective oversight and review of our accounting functions, internal controls and financial reporting process.  Currently, the audit committee is comprised of Messrs. Lee and Perrine and Ms. Sayko. The audit committee operates pursuant to a written charter adopted by the board of directors in December 2009 and may be found on our website www.vuzix.com under the “Investors-Corporate Governance” section.  We believe that each of the members of the audit committee is independent as defined by applicable laws and regulations.

Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  Our independent accountants are responsible for performing an independent audit of those financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board.  The members of the audit committee are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

Review of our Audited Financial Statements

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report on Form 10-K with management and discussed the quality and acceptability of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in our financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees).  In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and us, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), which were submitted to us, and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with our independent auditors the overall scope and plans for their audit.  The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

1 The material in this report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

In reliance on these reviews and discussions, the audit committee recommended to our board of directors (and our board has approved) that our audited financial statements for the year ended December 31, 2009 be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The audit committee selects our independent registered public accounting firm annually and has submitted such selection for the year ending December 31, 2010 for ratification by stockholders at the annual meeting of stockholders.

Audit Committee:

William Lee, Chairman
Kathryn Sayko
Bernard Perrine

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our named executive officers during 2009.  For 2009, we determined that the following officers were our named executive officers for purposes of this proxy statement:

•	Paul J. Travers - chief executive officer and president
•	Grant Russell – chief financial officer and executive vice president

Executive Officer Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for 2009.  More detailed information is presented in the other tables and in the footnotes to the tables.

				Option		All Other
		Salary	Bonus	Awards		Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($)		($)
Paul J. Travers, President and	2009	$200,000	—	—		—		$200,000
Chief Executive Officer	2008	$200,000	—	—		—		$200,000
Grant Russell, Chief Financial	2009	$175,000	—	$3,067	(1)	$24,913	(2)	$202,980
Officer & Executive Vice President	2008	$175,000	—	—		$24,571	(2)	$199,571

(1)
Represents the dollar amounts recognized for share-based compensation expense for financial statement reporting purposes for stock options granted in 2009 and unvested stock options granted in prior years in accordance with FASB ASC Topic 718 - Stock Compensation, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used to compute the fair value are disclosed in note 18 (Stock-based Compensation Expense) to our audited financial statements for the year ended December 31, 2009 included in our annual report to stockholders for the year ended December 31, 2009.

(2)	Consists of amounts paid to Mr. Russell in reimbursement for the rental of an automobile and direct travel to and from his primary residence in Vancouver, Canada to Rochester, New York.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning exercisable and unexercisable stock options held by the named executive officers at December 31, 2009. We have not granted any stock awards.

	Option Awards
				Equity
				Incentive Plan
				Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	(#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date
Paul Travers	188,576	—		—	0.00875	9/03/12
	1,485,232	—		—	0.02599	1/03/13
Grant Russell	174,256	—		—	0.00875	9/03/12
	33,333	166,667	(1)	—	0.15000	5/02/19

(1)  This option was granted under our 2007 option plan and vests in equal monthly installments over four years from the date of grant.

2009 OPTION EXERCISES

There were no exercises of stock options by our named executive officers during 2009.

Employment Agreements

Paul J. Travers

On August 1, 2007, we entered into an employment agreement with Paul J. Travers providing for his continued service as our Chief Executive Officer and President. Under the agreement, Mr. Travers is entitled to an initial annual base salary of $200,000, subject to increases in the sole discretion of the board of directors, and upon the initial public offering of common stock an annual base salary of $300,000 or such greater amount as shall be determined by the board of directors. In connection with the closing of the initial public offering of our common stock in December 2009, Mr. Travers’s annual base salary was increased to $300,000 effective as of January 1, 2010. Mr. Travers has agreed to defer the cash payment of his salary increase for 2010. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Travers may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Internal Revenue Code (the Code) and the regulations thereunder, options granted to Mr. Travers shall be incentive stock options within the meaning Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

 Under his agreement, we are obligated to reimburse Mr. Travers for the costs of an automobile at the rate of $750 per month and for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. Mr. Travers is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

Grant Russell

On August 1, 2007, we entered into an employment agreement with Grant Russell providing for his continued service as our Chief Financial Officer and Executive Vice President. Under the agreement, Mr. Russell is entitled to an initial annual base salary of $175,000, subject to increases in the sole discretion of the board of directors, and upon the initial public offering of common stock an annual base salary of $275,000 or such greater amount as shall be determined by the board of directors. In connection with the closing of the initial public offering of our common stock in December 2009, Mr. Russell’s annual base salary was increased to $275,000 effective as of January 1, 2010. Mr. Russell has agreed to defer the cash payment of his salary increase for 2010. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Russell may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Code and the regulations thereunder, options granted to Mr. Russell shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to either reimburse Mr. Russell for the costs of an automobile at the rate of $750 per month or to bear all expenses associated with his lease of an automobile for his use while in Rochester, New York, to reimburse him for the costs of travel between Rochester, New York and his primary residence in Vancouver, British Columbia, Canada and to reimburse him for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. We provide Mr. Russell the option to receive a portion of his salary in the form of a housing allowance, at the rate prescribed by the Internal Revenue Service, for the maintenance of a second residence in Rochester, New York. Payment of such allowance is deductible by us for federal income tax purposes in the same manner as cash compensation. Mr. Russell is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

Potential Payments upon Termination or Change in Control

This section sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control (as defined in the applicable employment agreement) or in the event of termination of employment under several different circumstances, including: (1) termination by Vuzix for cause (as defined in the applicable employment agreement); (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason (as defined in the applicable employment agreement); (4) involuntary termination by Vuzix without cause; (5) death; or (6) disability (as defined in the applicable employment agreement).

Under the agreements of both Mr. Travers and Russell: (a) we shall have “cause” to terminate them as a result of their: (i) willfully engaging in conduct which is materially injurious to us; (ii) willful fraud or material dishonesty in connection with their performance as an employee; (iii) deliberate or intentional failure to substantially perform their duties as employees that results in material harm to us; or (iv) conviction for, or plea of nolo contendere to a charge of, commission of a felony; (b) they shall have “good reason” to terminate their employment upon: (i) a material diminution during the term of the agreements in their duties, responsibilities, position, office or title; (ii) a breach by us of the compensation and benefits provisions of their agreements; (iii) a material breach by us of any other terms of their agreements; or (iv) the relocation of their principal place of business at our request beyond 30 miles from its current location; and (c) they shall be deemed to be “disabled” if they shall be rendered incapable of performing their duties to us by reason of any medically determined physical or mental impairment that can be expected to result in death or that can reasonably be expected to last for a period of either (i) six or more consecutive months from the first date of their absence due to the disability or (ii) nine months during any 12-month period. Any termination by us for cause or by them for good reason is subject to a 30-day notice period and opportunity to cure.

Under their employment agreements, “change of control” means: (i) the approval by our stockholders, and the completion of the transaction resulting from such approval, of (A) the sale or other disposition of all or substantially all our assets or (B) our complete liquidation or dissolution; (ii) the sale, in a single transaction or in a series of related transactions, of all or substantially all of the outstanding shares of our capital stock; (iii) the approval by our stockholders, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which the outstanding shares of common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing fifty percent (50%) or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (either ours or those of another company) or cash or other property; (iv) pursuant to an affirmative vote of a holder or holders of seventy five percent (75%) of our capital stock of the entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the board of directors; or (v) the acquisition by any entity or individual of one hundred percent of our capital stock.

The actual amounts that would be payable in such circumstances can only be determined at the date of termination or upon the change in control.  The amounts included below are based on the following:

•	We have assumed that the termination event occurred effective as of December 31, 2009, the last day of 2009;
•
We have assumed that the value of our common stock was $0.16 per share, the US dollar equivalent of the Canadian dollar closing market price (Cdn $0.17 per share) of our common stock on January 5, 2010, the first trading day of our common stock, and that all unvested options were exercised on December 31, 2009; and

•	Health benefits are included at the estimated value of continuation of this benefit.

Paul J. Travers

If Mr. Travers’s employment is terminated (i) by us without cause or (ii) by Mr. Travers for good reason or (iii) as a result of disability, Mr. Travers would be entitled to receive:

•	two times his annual base salary, payable in 24 equal monthly installments	$600,000
•	his annual incentive bonus, payable within 60 days of termination	$-
Total cash compensation upon termination		$600,000

If Mr. Travers’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Travers would be entitled to receive:

•	four times his annual base salary, payable in 48 equal monthly installments	$1,200,000
•	his annual incentive bonus, then in effect, payable within 60 days of termination	$-
Total cash compensation upon change of control		$1,200,000

Additionally, in either case Mr. Travers would also be entitled to:

•	continuation of medical benefits throughout the period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$5,225
•	value of all unvested options, which would vest immediately	$0
•	any accrued amounts owing to him

If  Mr. Travers’s employment is terminated for cause or by Mr. Travers voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Grant Russell

If Mr. Russell’s employment is terminated (i) by us without cause or (ii) by Mr. Russell for good reason or (iii) due to a change in control or (iv) as a result of disability, Mr. Russell would be entitled to receive:

•	two times his annual base salary, payable in 24 equal monthly installments	$550,000
•	his annual incentive bonus, payable within 60 days of termination	$-
Total cash compensation upon termination		$550,000

If Mr. Russell’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Russell would be entitled to receive:

•	four times his annual base salary, payable in 48 equal monthly installments	$1,100,000
•	his annual incentive bonus, then in effect, payable within 60 days of termination	$-
Total cash compensation upon change of control		$1,100,000

Additionally, in either case Mr. Russell would also be entitled to:

•	continuation of medical benefits throughout the period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$5,225
•	value of all unvested options, which would vest immediately	$917
•	any accrued amounts owing to him

If  Mr. Russell’s employment is terminated for cause or by Mr. Russell voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Director Compensation

How Directors are Compensated

Employee directors do not receive additional compensation for serving on the board beyond the compensation they received for serving as our officers, as described under “Executive Compensation.”

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board.  In setting non-employee director compensation the board considers the amount of time that directors expend in fulfilling their duties as members of our board and the skill-level we require of members of our board.

DIRECTOR COMPENSATION — YEAR ENDED DECEMBER 31, 2009

	Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($) (1)	($)	($)	($)	($)

Robert F. Mechur (2)	—	—	$4,412	—	—	—	$4,412
William Lee (3)	—	—	18,904	—	—	—	18,904
Frank Zammataro (4)	—	—	18,904	—	—	—	18,904
Kathryn Sayko (4)	—	—	18,904	—	—	—	18,904
Bernard Perrine (4)	—	—	18,904	—	—	—	18,904

(1)
The amounts shown in this column represent the dollar amounts recognized for share-based compensation expense for financial statement reporting purposes for stock options granted in 2009 and unvested stock options granted in prior years in accordance with FASB ASC Topic 718 - Stock Compensation, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used to compute the fair value are disclosed in note 18 (Stock-based Compensation Expense) to our audited financial statements for the year ended December 31, 2009 included in our annual report to stockholders for the year ended December 31, 2009.

(2)	Resigned from our board of directors in June 25, 2009.

(3)	Elected to our board of directors on June 26, 2009.

(4)	Elected to our board of directors effective as of December 8, 2009.

During 2009, no cash director fees were earned by or paid to any non-management member of the board of directors. In the future, to recruit and maintain qualified directors we believe that we will likely have to begin paying annual retainers, board committee membership and board meeting fees. It is not expected that such fees will be paid to any directors who are also our employees.

            In connection with the closing of our initial public offering in December 2009, we granted to each of William Lee, Frank Zammataro, Kathryn Sayko and Bernard Perrine, our four new non-employee directors, an option to purchase 300,000 shares of our common stock at an exercise price of $0.19 per share, the US dollar equivalent of the initial public offering price of our units in Canadian dollars (Cdn$0.20) based on the closing buying rate of the Bank of Canada on December 7, 2009 (the date immediately prior to the day on which our initial public offering was declared effective by the SEC). These options were 50% vested immediately on grant with the remainder to vest in equal monthly installments over twelve months from the date of grant.  Our 2007 option plan provided for each incoming non-employee director to be granted an option to purchase 250,000 shares of our common stock at the fair market value per share as of the date of grant and an annual grant of 125,000 shares of common stock. These options were exercisable at the fair market value of our common stock as of the date of grant and vested, in the case of the initial grant, 50% immediately on grant and the balance ratably, on a monthly basis, over the next twelve months, and in the case of the annual grant, on December 31 in the year granted.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2008, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under “Management.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Officer Loan

In October 2002, we entered into a stock purchase agreement with four of our employees, including Grant Russell, our Chief Financial Officer and Executive Vice President, pursuant to which they purchased an aggregate of 32,537,135 shares of common stock at an aggregate purchase price of $199,260 or $0.00613 per share. Of these shares, Mr. Russell purchased 9,531,022 shares at an aggregate purchase price of $58,378. In order to finance the purchase of these shares, we loaned each employee an amount equal to the purchase price for the shares he purchased. Each loan was evidenced by a non-recourse promissory note and was secured by a pledge of the shares purchased. Each loan bore interest at the rate of 6% per annum, and all principal and interest was originally due and payable in September 2007. In September 2007, we extended the maturity date of each note until September 2012. In April 2009, we forgave the entire amount of Mr. Russell’s indebtedness under this loan in payment of a one-time bonus in consideration of Mr. Russell’s efforts in connection with this offering. At that time, the outstanding principal amount of the note payable by Mr. Russell together with all interest accrued thereon was $81,046.

Revolving Loan

In October 2008, we entered into a revolving loan agreement with Paul J. Travers, our President and Chief Executive Officer, pursuant to which Mr. Travers agreed to loan us such amounts as we may request and he may agree from time to time until December 31, 2010. Interest accrues on the principal amount outstanding under the agreement at the annual rate of 12.0% and is payable on demand. As security for our obligations under the loan agreement, we granted Mr. Travers a security interest in all of our assets. The principal amount outstanding under this loan agreement as of December 31, 2009 was $215,500. We had intended to the repay the entire principal amount outstanding under this agreement, together with all interest accrued thereon, from the proceeds of our initial public offering. We concluded that we did not receive sufficient proceeds from our initial public offering to repay this indebtedness and Mr. Travers has agreed to make no demand for repayment until after January 2, 2011.

Payment of Deferred Compensation and Shareholder Loans

In June 2009, we agreed with Mr. Travers and Mr. Russell, our Executive Vice President and Chief Financial Officer, that we would pay them deferred compensation in the aggregate amounts of $445,096 plus interest at the annual rate of 8.0%, and repay them $209,208 they loaned to us more than five years ago  to finance our operations, either in one lump sum on or before the first anniversary of  the closing of our initial public offering from the proceeds of the exercise of the warrants sold to the public in that offering and the warrants issuable upon exercise of the agents’ compensation options if and when at least 50% of those warrants are exercised, or otherwise in twelve equal monthly installments beginning on the first anniversary of the closing of our initial public offering until paid in full. Our initial public offering closed on December 24, 2009. In April 2010, we agreed with Mr. Travers and Mr. Russell to amend the terms of our June 2009 agreements to make the amounts we owe them payable at their option in shares of our common stock at the rate of $0.19 per share, the US dollar equivalent of the price in Canadian dollars (Cdn$0.20) at which we sold units in our initial public offering based on the closing buying rate of the Bank of Canada on December 7, 2009 (the date immediately prior to the day on which our registration statement on Form S-1 was declared effective by the SEC). Based on the total amounts owed as of December 31, 2009, a total of 4,967,876 shares of common stock would be issued in payment in full of the amounts owed

Shareholder Loan

In August and September 2009, we borrowed an aggregate amount of $200,000 from three individual lenders, including $50,000 from Mr. Paul Churnetski, our Vice President of Quality Assurance and the beneficial owner of approximately 8% of our issued and outstanding common stock. In November 2009 we borrowed Cdn $50,000 from Mr. William Lee, a member of our board of directors. These loans bore interest at an annual rate of 18.0%. We borrowed these funds to finance part of our working capital investment for a defense order in process. We repaid these loans in full in January 2010 from the proceeds of our initial public offering.

Indemnification Agreements

We have entered into a standard form of indemnification agreement with each of our directors and executive officers. Under this agreement we are obligated to indemnify the indemnitee to the fullest extent permitted by applicable law for all reasonable expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee arising out of or connected with the indemnitee’s service as a director or officer and indemnitee’s service in another capacity at our request or direction. We are also obligated to advance all reasonable and actual expenses incurred by the indemnitee in connection with any action, suit, proceeding or appeal with respect to which he is entitled to be indemnified upon our receipt of an invoice for such expenses. Our obligation to advance expenses is subject to the indemnitee’s execution, upon our request, of an agreement to repay all such amounts it if is ultimately determined that he is not entitled to be indemnified by us under applicable law. If a claim for indemnification under this agreement may not be paid to the indemnitee under applicable law, then in any action in which we are jointly liable with the indemnitee, we are obligated to contribute to the amount of reasonable expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the indemnitee in proportion to the relative benefits received by us and the indemnitee from the transaction from which such action arose, and our relative fault and that of the indemnitee in connection with the events which resulted in such expenses. The rights of an indemnitee under the form of indemnification agreement are in addition to any other rights that the indemnitee may have under our certificate of incorporation or bylaws, any agreement, or any vote of our stockholders or directors. We are not obligated to make any payment under the form of indemnification agreement to the extent payment is actually made to the indemnitee under an insurance policy or any other method outside of the agreement.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting, but if other matters properly come before the meeting, the persons named as proxies in the enclosed proxy will vote according to their best judgment.  Stockholders are requested to date and sign the enclosed proxy and to mail it promptly in the enclosed postage-paid envelope.  If you attend the annual meeting, you may revoke your proxy at that time and vote in person, if you wish.  Otherwise your proxy will be voted for you.

By Order of the Board of Directors

Steven D. Ward,
Secretary
Dated:	April 30, 2010
Rochester, New York

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the year ended December 31, 2009 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing.  Written requests should be made to: Corporate Secretary, Vuzix Corporation, 75 Town Centre Drive, Rochester, New York 14623.

VUZIX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR USE AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS

JUNE 29, 2010

The undersigned hereby constitutes and appoints PAUL J. TRAVERS and GRANT RUSSELL, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of the common stock of VUZIX CORPORATION that the undersigned would be entitled to vote, with all the powers which the undersigned would possess if personally present, at the 2010 annual meeting of the stockholders of VUZIX CORPORATION to be held at the Doubletree Hotel in 1111 Jefferson Road, Rochester, New York, 14623, on June 29, 2010, at 11:00 a.m., local time, or at any adjournment or postponement thereof, on all matters coming before said meeting.

PROPOSAL NO. 1 :	To elect six directors to serve until the 2011		For	Withhold	For All
	annual meeting of stockholders and until				Except
	their successors have been duly elected and		☐	☐	☐
qualified.

	01 Paul J. Travers	02 Grant Russell

	03 William Lee	04 Frank Zammataro

	05 Kathryn Sayko	06 Bernard Perrine

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

PROPOSAL NO. 2:	To ratify the appointment of EFP Rotenberg,		For	Against	Abstain
LLP as the Company’s independent registered
	public accounting firm for the year ending		☐	☐	☐
December 31, 2010.

In their discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2 AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. The undersigned acknowledges receipt of the accompanying Proxy Statement dated April 30, 2010.

Authorized signatures. Sign here. This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1	Signature 2	Dated
__________________, 2010

I plan  ☐   I do not plan  ☐
to attend the Annual Meeting.

(Continued and to be voted on reverse side.)